                                                                  EXHIBIT 99.1


FOR IMMEDIATE RELEASE

Contact:  Centennial Cellular Corp.
          Scott N. Schneider
          Chief Financial Officer
          (203) 972-2000

               Centennial Cellular Corp. Announces
               Further Details on Status of Merger

          New Canaan, CT, December 8, 1998. Centennial Cellular Corp. (the "Company") (Nasdaq: CYCL-news), a leading independent cellular provider, and Welsh, Carson, Anderson & Stowe VIII, L.P. ("WCAS") and certain of its affiliates jointly announced today that the Securities and Exchange Commission declared effective the Company's Registration Statement on Form S-4 with respect to the issuance of common stock of the Company, as the surviving corporation in the proposed merger (the "Merger") between the Company and CCW Acquisition Corp. ("Acquisition"), a Delaware corporation organized at the direction of WCAS. Upon consummation of the Merger, such common stock of the surviving corporation will be received by (i) current holders of Class A Common Stock of the Company who make an effective election to receive such shares, (ii) by current holders of Class A Common Stock with respect to which an election to receive common shares of the surviving corporation has not been made who are required to receive such shares due to proration or (iii) by current holders of Class B Common Stock of the Company who are required to receive such shares due to proration.

          Pursuant to the Stockholder Agreement, dated as of July 2, 1998, between Century Communications Corp. ("Century") and Acquisition, Century, the principal stockholder of the Company, agreed to vote its shares of the Company in favor of the Merger so long as the merger agreement between the Company and Acquisition remains in effect. On December 4, 1998, Century executed a written stockholder's consent in lieu of meeting to approve the Merger. Because Century controls, on a fully diluted basis, more than a majority of the outstanding votes of the Company required to approve the Merger, no further vote is necessary to approve the Merger. However, completion of the Merger is still subject to certain conditions, including the funding of committed financing, which financing is no longer subject to any material adverse change in relevant capital markets. Information Statement/Prospectus materials will be mailed on or about December 8, 1998 to stockholders of record as of December 4, 1998. A holder of Class A Common Stock electing to receive common shares of the surviving corporation must make an election by 5:00 p.m., New York City time, on January 6, 1999. The Company expects to close the Merger in January 1999.

          Any offering of securities in connection with the Merger will be made only by means of a prospectus.